Exhibit 10.1

Palo Alto Networks, Inc.

Executive Change in Control and Severance Policy

Effective as of August 20, 2026 (the “Effective Date”)

This Executive Change in Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key members of senior management of Palo Alto Networks, Inc. (the “Company”) or any of its subsidiaries in connection with a change in control of the Company or in connection with the involuntary termination of their employment under the circumstances described in the Policy. The Policy is designed to be an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 2520.104-23 of the regulations promulgated by the U.S. Department of Labor.

1.

Eligible Executive. An individual is only eligible for protection and to receive the benefits under the Policy if they are an Eligible Executive, including at the time of a Qualified Termination, and comply with its terms (including any terms in the individual’s Participation Agreement). To be an “Eligible Executive,” an individual must (a) be the Chief Executive Officer, an Executive Vice President or Senior Vice President or otherwise have been designated by the Compensation Committee (in a settlor, not fiduciary capacity) as eligible to participate in the Policy (which may be through designating certain categories of positions that are eligible), and (b) have executed a participation agreement in the applicable form attached hereto (a “Participation Agreement”).

2.

Policy Benefits. An Eligible Executive will be eligible to receive the payments and benefits set forth in their Participation Agreement upon such Eligible Executive’s Qualified Termination subject to the terms and conditions of the Policy. The amount and terms of any Salary Severance, Cash Incentive Severance, Health Benefit Severance, and Equity Benefits (as each such term is described in the applicable Participation Agreement) that an Eligible Executive may receive on their Qualified Termination, if any, will depend on whether their Qualified Termination is a CIC Qualified Termination or a Non-CIC Qualified Termination. All benefits under the Policy payable on a Qualified Termination will be subject to the Eligible Executive’s compliance with (a) the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A, and (b) restrictive covenants applicable to an Eligible Executive (including any confidentiality, invention assignment, non-solicitation, non-disparagement contained in any other written agreement between the Eligible Executive and the Company or any of its subsidiaries or affiliates, as in effect on the date of the Eligible Executive’s Qualified Termination).

3.

Qualified Termination Benefits. Subject to the terms of the Policy, including the provisions below related to the Release Requirement and Section 409A (each as defined below), an Eligible Executive will be eligible to receive the following severance benefits upon the occurrence of a Qualified Termination if and solely to the extent such severance benefits are provided for in their Participation Agreement:

a.

Salary Severance. Salary severance payment(s) equal to the applicable percentage (set forth in their Participation Agreement) of their Base Salary paid in cash on the terms and at the time(s) specified in their Participation Agreement.

b.

Cash Incentive Severance. Cash incentive severance payment(s) with respect to their Target Incentive Compensation in the amount set forth in their Participation Agreement paid in cash on the terms and at the time(s) specified in their Participation Agreement.

c.

Health Benefit Severance. If the Eligible Executive is eligible for healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, the Company will provide to an Eligible Executive a taxable lump sum cash payment in an amount equal to the product of (a) the number of months specified in an Eligible Executive’s Participation Agreement, as applicable, multiplied by (b) the monthly COBRA premium that they would otherwise be required to pay to continue the group health, dental and vision coverage (excluding any health flexible spending account) for themself and their covered eligible dependents, as applicable, as in effect on the date of termination of such Eligible Executive’s employment (which amount will be based on the premium for the first month of COBRA coverage for themself and their covered eligible dependents), which payment will be made regardless of whether such Eligible Executive elects COBRA continuation coverage (the “Taxable Payment”). The Taxable Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings as determined by the Company. Notwithstanding anything to the contrary under the Policy, if the Company determines in its sole discretion at any time that it cannot provide the Taxable Payment without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act and ERISA), an Eligible Executive will not receive any Taxable Payment under the Policy.

d.	Equity Benefits.

i.

Time-Based Equity Awards. Any then-unvested shares subject to each of the Eligible Executive’s then-outstanding exclusively time-based equity awards granted under a Company equity incentive plan (including equity awards initially granted subject to performance-based conditions which have had their performance-based conditions achieved on their respective terms and conditions as of the termination date such that the equity award remains subject only to time-based vesting as of the termination date) shall, on the terms and to the extent provided for in their Participation Agreement, immediately vest and, in the case of options and stock appreciation rights, become exercisable.

ii.

Performance-Based Equity Awards. In the case of equity awards granted under a Company equity incentive plan that are or remain subject to performance-based vesting conditions, the treatment of such awards upon a termination of employment shall be set forth in their Participation Agreement and the treatment of the performance conditions for such awards upon a Change in Control shall be set forth in the individual performance-based award agreement.

iii.

Non-CIC Qualified Termination Tail Period. In the event of the Eligible Executive’s Non-CIC Qualified Termination, any unvested portion of their then-outstanding equity awards will remain outstanding until the earlier of (a) 3 months following the Non-CIC Qualified Termination (or such longer period set forth in the Eligible Executive’s Participation Agreement), or (b) the occurrence of a Change in Control, solely so that any benefits due to such Eligible Executive on a Qualified Termination can be provided if a Change in Control occurs within the 3-month period following the Non-CIC Qualified Termination (provided that in no event will the Eligible Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within the 3-month period following a Non-CIC Qualified Termination, any unvested portion of the Eligible Executive’s equity awards that were unvested as of the date of such Eligible Executive’s Non-CIC Qualified Termination (after applying any accelerated vesting that the Eligible Executive may have received in connection with the Non-CIC Qualified Termination) shall be automatically and permanently forfeited on the date that is 3 months following the date of the Non-CIC Qualified Termination without having vested (except as otherwise as set forth in the Eligible Executive’s Participation Agreement).

iv.

Limitation. For the avoidance of doubt, this Policy does not apply to any Company common stock that may be subject to a risk of forfeiture but was not issued or granted under a Company equity incentive plan.

4.

Non-Duplication of Payment or Benefits. If (a) an Eligible Executive’s Qualified Termination occurring prior to a Change in Control qualifies them for severance payments and benefits payable on a Non-CIC Qualified Termination under the Policy, and (b) a Change in Control occurs within the 3-month period following their Qualified Termination that qualifies them for superior severance payments and benefits payable on a CIC Qualified Termination under the Policy, if any, then such Eligible Executive (i) will cease receiving any further payments or benefits under the Policy in connection with their Non-CIC Qualified Termination, and (ii) will receive payments and benefits under the Policy in connection with such CIC Qualified Termination; provided that each of the Salary Severance, Cash Incentive Severance, Health Benefit Severance, and Equity Benefits, as applicable, otherwise payable upon such CIC Qualified Termination under the Policy will be offset and reduced by the corresponding payments or benefits such Eligible Executive already received under the Policy in connection with their Non-CIC Qualified Termination and the payment timing provisions applicable to a CIC Qualified Termination shall control with respect to all remaining payments and benefits.

5.

Death of Eligible Executive. If the Eligible Executive dies after the occurrence of their Qualified Termination and before all payments or benefits they are entitled to receive under the Policy have been paid, then such unpaid amounts will be paid to their designated beneficiary, if living, or otherwise to their personal representative in a lump-sum payment as soon as possible following their death.

6.

Recoupment. All payments or benefits under the Policy shall be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition under the Company’s clawback policies in place at the time the Eligible Executive signs their Participation Agreement and any other clawback policy that the Company establishes and/or amends from time to time (including, without limitation, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws) (in each case, a “Clawback Policy”). The Administrator may require an Eligible Executive to forfeit, return or reimburse the Company all or a portion of benefits or any amounts paid hereunder pursuant to the terms of any applicable Clawback Policy or as necessary or appropriate to comply with applicable laws.

7.

Release. Except with respect to Accrued Amounts (which an Eligible Executive shall be entitled to in connection with any Qualified Termination), the Eligible Executive’s receipt of any payments or benefits upon their Qualified Termination under the Policy is subject to the Eligible Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release” and such requirement, the “Release Requirement”). The Release will provide the Eligible Executive with a consideration period of twenty-one (21) days (or forty-five (45) days if the Eligible Executive’s Qualified Termination occurs in connection with a group termination program or as otherwise required under the Age Discrimination in Employment Act of 1967, as amended) following their Qualified Termination to consider whether to execute the Release, following which the Eligible Executive will have seven (7) days (or such longer period as may be required by applicable law) to revoke the Release. The Release must become effective and irrevocable no later than the last day of the applicable revocation period following an Eligible Executive’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Executive will forfeit any right to payments or benefits under the Policy. In no event will payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. In the event a Qualified Termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which an Eligible Executive’s Qualified Termination occurs, then any payments or benefits under the Policy that would be considered Deferred Payments (as defined below) will be paid on the first regularly scheduled payroll date following the Release Deadline to occur during the calendar year following the calendar year in which such termination occurs, or, if later, such time as required by the payment schedule applicable to each payment or benefit as set forth in an applicable Participation Agreement; provided that, except as otherwise set forth in their Participation Agreement or to the extent that payments are delayed under Section 8, on such applicable date , the Company will pay or provide them the payments and benefits that they would otherwise have received under the Policy on or prior to such date, with the balance of such payments and benefits being paid or provided as originally scheduled.

8.

Section 409A. The Company intends that all payments and benefits under the Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. Any payments under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. No payment or benefits to be paid to an Eligible Executive, if any, under the Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until they have a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Executive’s termination of employment, they are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that their payment will be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of an Eligible Executive’s separation from service and (b) if an Eligible Executive dies prior to the payment of any delayed amount, the date of their death. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of such Eligible Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment and benefit payable under the Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Executive for any taxes that may be imposed on an Eligible Executive as a result of Section 409A. Reimbursements and in-kind benefits provided under this Policy shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during an Eligible Executive’s lifetime (or during a shorter period of time specified in this Policy); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in the Policy to the contrary, (x) any amounts that have been deferred under the Company’s Deferred Compensation Plan shall be paid and treated in accordance with the terms and conditions set forth in the Deferred Compensation Plan and (y) the Company makes no representations that the payments and benefits provided under this Policy comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Executive on account of noncompliance with Section 409A.

9.	Parachute Payments.

a.

Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Executive would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment, or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Executive’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). The Eligible Executive will be solely responsible for the payment of all personal tax liability that they incur as a result of the payments and benefits under the Policy, and they will not be reimbursed by the Company for any such payments.

b.

Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that the firm provide detailed supporting calculations both to the Company and the Eligible Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to them at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Executive, and the Company will have no liability to the Eligible Executive for the determinations of the firm.

10.

Exclusive Benefits. Except as may be set forth in an Eligible Executive’s Participation Agreement or as otherwise specifically set forth in any policy adopted by the Company governing equity awards granted under the Company’s equity incentive plan, including, but not limited to, the Survivor Benefit Policy, and an applicable equity award agreement (including, without limitation, with respect to equity awards granted under the Company’s equity incentive plan) (together, a “Superseding Equity Agreement”), the Policy is intended to be the only agreement between them and the Company regarding any change in control or severance payments or benefits, including any acceleration of equity, to be paid to them on account of a termination of employment whether unrelated to, concurrent with, or following, a Change in Control. Accordingly, by executing a Participation Agreement, an Eligible Executive hereby forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in the Policy and in their Participation Agreement or in a Superseding Equity Agreement. An Eligible Executive shall not be entitled to any change in control or severance payments or benefits under this Policy that duplicates a payment or benefit received or receivable by the Eligible Executive pursuant to any statutory severance or pay in lieu of notice required by applicable law or regulation. If an Eligible Executive has a right to payments or benefits upon a Qualifying Termination that duplicates any change in control or severance payments or benefits under this Policy, the benefits under this Policy shall be reduced, dollar-for-dollar, by the amount of the duplicate payments and benefits. The payments and benefits provided under this Policy are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Executive’s termination of employment, and the Company shall so construe and enforce the terms of this Policy. The Administrator’s decision to waive all or a portion of such reductions to the severance benefits of one Eligible Executive and the amount of such reductions shall in no way obligate the Administrator to waive the same reductions in the same amounts to the severance benefits of any other Eligible Executives, even if similarly situated. Such reductions may be applied on a retroactive basis, with payments and benefits previously paid or provided under this Policy being recharacterized as payments or benefits in satisfaction of a requirement of applicable law or regulation.

11.

Administration. The Policy will be administered by the Compensation Committee or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

12.	Attorneys’ Fees. The Company and each Eligible Executive will bear their own attorneys’ fees incurred in connection with any disputes between them.

13.

Tax Withholding. All payments and benefits under the Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Executive’s taxes arising from or relating to any payments or benefits under the Policy.

14.

Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Executive under the Policy shall be liable for, or subject to, any obligation or liability of such Eligible Executive.

15.

Amendment or Termination. The Board or the Compensation Committee may amend or terminate the Policy at any time, without advance notice to any Eligible Executive or other individual and without regard to the effect of the amendment or termination on any Eligible Executive or on any other individual. Notwithstanding the preceding, no amendment or termination of the Policy will be made if such amendment or termination would reduce the benefits provided hereunder or impair an Eligible Executive’s eligibility under the Policy (unless the affected Eligible Executive consents to such amendment or termination), except that the Board or the Compensation Committee may unilaterally and without consent of any Eligible Executive make any such amendments that are necessary or appropriate to comply with applicable laws. For clarity, an action by the Administrator not to continue or renew the Policy will not be an action that requires an Eligible Executive’s consent. Any action to amend or terminate the Policy will be taken in a settlor, non-fiduciary capacity.

16.

Exhaustion of Administrative Remedies. The exhaustion of the claims and appeal procedures (“Claims and Appeal Procedures”), as described in the Claims and Appeal Procedures Appendix is mandatory for resolving every claim and dispute arising under the Policy. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Policy under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until the Claims and Appeal Procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the claims administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

17.

Deadline to File Action. No legal action to recover benefits under the Policy or to enforce or clarify rights under the Policy under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Policy unless the legal action is commenced in the proper forum before the earlier of: (i) 18 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six months after the claimant has exhausted the Claims and Appeal Procedures under the Policy. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a beneficiary of an Eligible Executive or otherwise claims to derive an entitlement by reference to the Eligible Executive for the purpose of applying the previously-specified periods.

18.

Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.

19.

Applicable Law. The provisions of the Policy will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

20.

Severability. The invalidity or unenforceability of any provision of the Policy shall not affect the validity or enforceability of any other provision of the Policy, which shall remain in full force and effect.

21.

Unfunded Plan. The Policy shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No Eligible Executive shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder.

22.

Definitions. Unless otherwise defined in an Eligible Executive’s Participation Agreement, the following terms will have the following meanings for purposes of the Policy and the Eligible Executive’s Participation Agreement:

a.

“Accrued Amounts” means, with respect to an Eligible Executive, the sum of the following (if any): (i) any accrued but unpaid Base Salary of such Eligible Executive through the date of a Qualified Termination; (ii) reimbursement for any unreimbursed business expenses properly incurred by such Eligible Executive and entitled to reimbursement by the Company in accordance with the policies of the Company through the date of a Qualified Termination; and (iii) accrued and unused vacation or paid time off, if applicable, to the extent not previously paid and required by applicable law. Any Accrued Amounts set forth in clauses (i) through (iii) above that become payable to an Eligible Executive in accordance with this Policy or the terms of the applicable Participation Agreement shall be paid in a lump-sum cash payment within 30 days following the date of a Qualified Termination, or on such earlier date as may be required by applicable law.

b.

“Base Salary” means the Eligible Executive’s annual base salary as in effect immediately prior to their Qualified Termination (but disregarding any reduction of such annual base salary that results in Good Reason) or, if their Qualified Termination is a CIC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change in Control.

c.	“Board” means the Board of Directors of the Company.

d.

“Cause” means, any of the following: (i) an Eligible Executive’s conviction or plea of nolo contendre to any felony or any crime involving moral turpitude or dishonesty; (ii) an Eligible Executive’s participation in intentional fraud or an act of willful dishonesty against the Company; (iii) an Eligible Executive’s breach of the Company’s policies which materially harms the Company; (iv) an Eligible Executive’s intentional damage of a substantial amount of the Company’s property; (v) an Eligible Executive’s material breach of the Eligible Executive’s Employee Invention Assignment and Confidentiality

Agreement or similar agreement entered into between an Eligible Executive and the Company (the “Confidentiality Agreement”); (vi) an Eligible Executive’s unauthorized use of any trade secrets or proprietary information of the Company or its subsidiaries, whether or not in breach of the Eligible Executive’s Confidentiality Agreement; (vii) an Eligible Executive’s breach of fiduciary duty to the Company; (viii) a material violation by the Eligible Executive of one of the Company’s material employment policies that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries if he or she were retained in his or her position, including an Eligible Executive’s failure to cooperate with an internal or governmental investigation; or (ix) an Eligible Executive’s failure or refusal in a material respect to follow the lawful, reasonable policies or directions of the Company as specified by the Board, the Chief Executive Officer or an Eligible Executive’s direct manager, as applicable, after being provided with notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished to cure (to the extent curable) such failure or refusal, and such Eligible Executive has failed to cure (to the extent curable) such failure or refusal within 30 days of receipt of such notice. Notwithstanding the foregoing, following a Change in Control, any determination that an Eligible Executive has been terminated for Cause must be made by the board of directors of the Company’s successor acting unanimously and in good faith based on clear and convincing evidence.

e.

“Change in Control” means the occurrence of any of the following events: (i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; (ii) the date that a majority of members of the Board is replaced during any 12-month period by members of the Board whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of

Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

f.

“CIC Period” means the period beginning 3-months prior to a Change in Control and ending (i) for the Company’s Chief Executive Officer, 18 months following a Change in Control, and (ii) for all other Eligible Executives, 12 months following a Change in Control.

g.

“CIC Qualified Termination” means a termination of the Eligible Executive’s employment by the Company other than for Cause, death or Disability or resignation by the Eligible Executive for Good Reason, in either case, during the CIC Period. For the avoidance of doubt, a CIC Qualified Termination shall not include a termination of employment due to the Eligible Executive’s death, Disability or Transfer of Employment.

h.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

i.	“Code” means the Internal Revenue Code of 1986, as amended.

j.	“Compensation Committee” means the Compensation and People Committee of the Board.

k.

“Disability” means an Eligible Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or is reasonably expected to last for a continuous period of not less than 12 consecutive months, as determined by the Board on the basis of such medical evidence as the Board or the Administrator deems warranted under the circumstances.

l.

“EO Eligible Executive” means an Eligible Executive who, as of the time of a Qualified Termination or immediately prior to the Change in Control, has been designated by the Board as an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act.

m.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

n.

“Good Reason” means, the occurrence of any of the following during a CIC Period: (i) solely with respect to an EO Eligible Executive, a material reduction in such EO Eligible Executive’s title, status or reporting relationship, (ii) a material reduction in an Eligible Executive’s authority, obligations or responsibilities, provided that a change in title or status alone (not accompanied by a change in authority, obligations or responsibilities) shall not constitute a material reduction; (iii) a reduction of an Eligible Executive’s base salary by more than 10%, except for across-the-board salary reductions similarly affecting all or substantially all similarly situated management personnel of the Company and its affiliates; or (iv) a material change in the geographic location at which the Eligible Executive must perform services (for purposes of this definition, the relocation of the Eligible Executive to a facility or a location less than or equal to 35 miles from the Eligible Executive’s then-present location shall not be considered a material change in geographic location). An Eligible Executive’s resignation for Good Reason must occur within 12 months after one of the foregoing conditions has come into existence without the Eligible Executive’s consent. A resignation for Good Reason will not be deemed to have occurred unless the Eligible Executive gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Eligible Executive’s written notice.

o.

“Non-CIC Qualified Termination” means a termination of the Eligible Executive’s employment by the Company other than for Cause, death or Disability that does not occur during a CIC Period. For the avoidance of doubt, a Non-CIC Qualified Termination shall not include a termination of employment due to the Eligible Executive’s death, Disability or Transfer of Employment.

p.	“Qualified Termination” means a CIC Qualified Termination or a Non-CIC Qualified Termination.

q.

“Target Incentive Compensation” means the Eligible Executive’s annualized target cash incentive compensation opportunity (expressed as a dollar amount) as in effect under the applicable cash incentive compensation plans (including any variable incentive compensation plan or other similar program) immediately prior to their Qualified Termination or, if their Qualified Termination is a CIC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change in Control. Without limiting the generality of the foregoing, if the Company’s cash incentive compensation plan provides for semi-annual or sub-annual performance periods, the Target Incentive Compensation shall be calculated on an annualized basis without regard to the bifurcation of such performance periods.

r.

“Transfer of Employment” means an Eligible Executive’s termination of employment due to a transfer of employment (a) from the Company to an Affiliate, (b) from an Affiliate to the Company, or (c) from one Affiliate to another Affiliate.

23.	Additional Information.

Plan Administrator:	Palo Alto Networks, Inc. Attention: Plan Administrator of the Palo Alto Networks, Inc. Executive Change in Control and Severance Policy 3000 Tannery Way Santa Clara, California 95054

Agent for Service of Legal Process:	Palo Alto Networks, Inc. Attention: General Counsel 3000 Tannery Way Santa Clara, California 95054 Service of process may also be made upon the Plan Administrator.

Change in Control and Severance Policy Participation Agreement

(Chief Executive Officer)

This Participation Agreement (“Agreement”) is made and entered into by and between the undersigned on the one hand, and Palo Alto Networks, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Company’s Change in Control and Severance Policy (the “Policy”), a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy. Capitalized terms which are not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Policy.

Non-CIC Qualified Termination

If your Qualified Termination is a Non-CIC Qualified Termination, you will be entitled to the following benefits in addition to any Accrued Amounts, subject to your compliance with the Policy, including, other than in respect of the Accrued Amounts, your timely execution and non-revocation of the Release in accordance with the terms of the Policy and the additional requirements specified in the Policy:

•

Salary Severance: Your percentage of Base Salary will be 100%, payable in equal installments over 12 months in accordance with the Company’s regular payroll procedures; provided that, the first installment shall not be paid until the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable, and such first installment shall include all amounts that would have been paid to you between the date of your Qualified Termination and such first payment date had no delay applied.

•

Cash Incentive Severance: You will receive a lump-sum payment equal to the sum of (i) 100% of your Target Incentive Compensation, prorated based on the number of days elapsed from the first day of the fiscal year in which such Qualified Termination occurs through the date of your Qualified Termination, divided by the total number of calendar days in such fiscal year, minus the amount of any actual cash incentive compensation award paid to you for a semi-annual or sub-annual performance period that occurs during such fiscal year (such semi-annual or sub-annual cash incentive compensation award, the “Partial Year Payment”), and (ii) to the extent the cash incentive award for the prior fiscal year has not been paid as of the date of a Qualified Termination, 100% of your Target Incentive Compensation for such prior fiscal year minus the amount of any actual Partial Year Payment for such prior fiscal year, in each case, payable, subject to Section 8 of the Policy, when cash incentive compensation amounts are generally next paid to similarly-situated employees or, if later, the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable.

•

Health Benefit Severance: You will receive a lump-sum payment with the number of months used to calculate the Taxable Payment equal to 12 payable no later than the 60th day following the date of your Qualified Termination or, if later, the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable.

•

Equity Benefits: Unless specifically provided otherwise by the Compensation Committee for an equity award at the time of grant: (i) any time-based equity awards that are outstanding and unvested as of the date of your Non-CIC Qualified Termination (including equity awards initially granted subject to performance-based conditions which have had their performance-based conditions achieved on their respective terms and conditions as of the termination date such that the equity award remains subject only to time-based vesting as of the termination date) that otherwise would have vested had you remained employed during the 12-month period following the date of the Non-CIC Qualified Termination shall immediately vest, and (ii) equity awards that are or remain subject to performance-based vesting conditions shall remain outstanding and shall vest as to the portion of the award that otherwise would have vested had you remained employed during the 12-month period following the date of the Non-CIC Qualified Termination (the “Tail Period”) based on actual achievement of the performance criteria upon the completion of the applicable performance period (unless otherwise set forth in the individual performance-based award agreement), provided that no shares subject to an equity award shall vest pursuant to a performance period that would not have concluded by the end of the Tail Period, and any portion of the equity award that remains unvested upon the completion of the applicable performance period shall be cancelled without payment of any consideration to the Eligible Executive.

CIC Qualified Termination

If your Qualified Termination is a CIC Qualified Termination, you will be entitled to the following benefits in addition to any Accrued Amounts, subject to your compliance with the Policy, including, other than in respect of the Accrued Amounts, your timely execution and non-revocation of the Release in accordance with the terms of the Policy and the additional requirements specified in the Policy:

•	Salary Severance: Your percentage of Base Salary will be 200%, payable in a lump-sum.

•	Cash Incentive Severance: You will receive a lump-sum payment equal to 200% of your Target Incentive Compensation

•	Health Benefit Severance: You will receive a lump-sum payment with the number of months used to calculate the Taxable Payment equal to 24.

•

Equity Benefits: Unless specifically provided otherwise by the Compensation Committee for an equity award at the time of grant, you will receive vesting acceleration as to 100% of any equity awards that are outstanding and unvested as of the date of your CIC Qualified Termination, provided that the treatment of performance conditions for equity awards that are or remain subject to performance-based vesting conditions upon a Change in Control shall be set forth in the individual performance-based award agreement.

Subject to the terms of the Policy, including the provisions related to the Release Requirement, your Salary Severance, Cash Incentive Severance and Health Benefit Severance will be payable no later than the 60th day following the date of your CIC Qualified Termination or, if later, the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable.

For the avoidance of doubt, if you have a Qualified Termination, the Company will not provide you with any benefits under the Company’s Continued Service Policy.

Other Provisions

You agree that the Policy and this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company, other than as set forth in a Superseding Equity Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

PALO ALTO NETWORKS, INC.	ELIGIBLE EXECUTIVE

By:	Signature:

Name:	Name:

Title:	Title:

Date:

Change in Control and Severance Policy Participation Agreement

(Executive Officers (other than the Chief Executive Officer) and Executive Vice Presidents)

This Participation Agreement (“Agreement”) is made and entered into by and between the undersigned on the one hand, and Palo Alto Networks, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Company’s Change in Control and Severance Policy (the “Policy”), a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy. Capitalized terms which are not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Policy.

Non-CIC Qualified Termination

If your Qualified Termination is a Non-CIC Qualified Termination, you will be entitled to the following benefits in addition to any Accrued Amounts, subject to your compliance with the Policy, including, other than in respect of the Accrued Amounts, your timely execution and non-revocation of the Release in accordance with the terms of the Policy and the additional requirements specified in the Policy:

•

Salary Severance: Your percentage of Base Salary will be 100%, payable in equal installments over 12 months in accordance with the Company’s regular payroll procedures; provided that, the first installment shall not be paid until the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable, and such first installment shall include all amounts that would have been paid to you between the date of your Qualified Termination and such first payment date had no delay applied.

•

Cash Incentive Severance: You will receive a lump-sum payment equal to the sum of (i) 100% of your Target Incentive Compensation, prorated based on the number of days elapsed from the first day of the fiscal year in which such Qualified Termination occurs through the date of your Qualified Termination, divided by the total number of calendar days in such fiscal year, minus the amount of any actual cash incentive compensation award paid to you for a semi-annual or sub-annual performance period that occurs during such fiscal year (such semi-annual or sub-annual cash incentive compensation award, the “Partial Year Payment”), and (ii) to the extent the cash incentive award for the prior fiscal year has not been paid as of the date of a Qualified Termination, 100% of your Target Incentive Compensation for such prior fiscal year minus the amount of any actual Partial Year Payment for such prior fiscal year, in each case, payable, subject to Section 8 of the Policy, when cash incentive compensation amounts are generally next paid to similarly-situated employees or, if later, the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable.

•

Health Benefit Severance: You will receive a lump-sum payment with the number of months used to calculate the Taxable Payment equal to 12 payable no later than the 60th day following the date of your Qualified Termination or, if later, the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable.

•

Equity Benefits: Unless specifically provided otherwise by the Compensation Committee for an equity award at the time of grant (i) any time-based equity awards that are outstanding and unvested as of the date of your Non-CIC Qualified Termination (including equity awards initially granted that are subject to performance-based conditions which have had their performance-based conditions achieved on their respective terms and conditions as of the termination date such that the equity award remains subject only to time-based vesting as of the termination date) that otherwise would have vested had you remained employed during the 12-month period following the date of the Non-CIC Qualified Termination shall immediately vest, and (ii) equity awards that are or remain subject to performance-based vesting conditions shall remain outstanding and shall vest as to the portion of the award that otherwise would have vested had you remained employed during the 12-month period following the date of the Non-CIC Qualified Termination (the “Tail Period”) based on actual achievement of the performance criteria upon the completion of the applicable performance period (unless otherwise set forth in the individual performance-based award agreement), provided that no shares subject to an equity award shall vest pursuant to a performance period that would not have concluded by the end of the Tail Period, and any portion of the equity award that remains unvested upon the completion of the applicable performance period shall be cancelled without payment of any consideration to the Eligible Executive.

For the avoidance of doubt, if you have a Qualified Termination, the Company will not provide you with any benefits under the Company’s Continued Service Policy.

CIC Qualified Termination

If your Qualified Termination is a CIC Qualified Termination, you will be entitled to the following benefits (in addition to any Accrued Amounts), subject to your compliance with the Policy, including, other than in respect of the Accrued Amounts, your timely execution and non-revocation of the Release in accordance with the terms of the Policy and the additional requirements specified in the Policy:

•	Salary Severance: Your percentage of Base Salary will be 150%, payable in a lump-sum.

•	Cash Incentive Severance: You will receive a lump-sum payment equal to 150% of your Target Incentive Compensation.

•	Health Benefit Severance: You will receive a lump-sum payment with the number of months used to calculate the Taxable Payment equal to 18.

•

Equity Benefits: Unless specifically provided otherwise by the Compensation Committee for an equity award at the time of grant, you will receive vesting acceleration as to 100% of any equity awards that are outstanding and unvested as of the date of your CIC Qualified Termination, provided that the treatment of performance conditions for equity awards that are or remain subject to performance-based vesting conditions upon a Change in Control shall be set forth in the individual performance-based award agreement.

Subject to the terms of the Policy, including the provisions related to the Release Requirement, your Salary Severance, Cash Incentive Severance and Health Benefit Severance will be payable no later than the 60th day following the date of your CIC Qualified Termination or, if later, the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable.

Other Provisions

You agree that the Policy and this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company, other than as set forth in a Superseding Equity Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

PALO ALTO NETWORKS, INC.	ELIGIBLE EXECUTIVE

By:	Signature:

Name:	Name:

Title:	Title:

Date: